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                                                                    EXHIBIT 4(m)


                                   AMENDED
                      DESIGNATIONS, POWERS, PREFERENCES
                 AND RELATIVE PARTICIPATING OR OTHER RIGHTS
        AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
                   OF SERIES D CONVERTIBLE PREFERRED STOCK
                                     OF
                               INTERCEL, INC.

                                     ***

         InterCel, Inc., a Delaware corporation (the "Company"), does hereby certify that: (i) no shares of Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock"), was issued or outstanding on the date hereof; and (ii) the following resolution amending the terms of the Certificate of Designations, Powers, Preferences and Relative Participating or Other Rights and the Qualifications, Limitations or Restrictions Thereof, of Series D Convertible Preferred Stock (the "Series D Certificate") was duly adopted by the Board of Directors of the Company by unanimous written consent pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (as amended) of the Company and by Section 151(g) of the General Corporation Law of the State of Delaware:

         RESOLVED, that, pursuant to Section 151(g) of the Delaware General Corporation Law, the Board adopts and approves an amendment to the Series D Certificate to replace the definition of "Conversion Price" in Section 2 in its entirety with the following:

                  "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series D Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price shall be $12.75 (equivalent to the rate of approximately 35.29412 shares of Common Stock for each share of Series D Preferred Stock)."

         RESOLVED, that, pursuant to Section 151(g) of the Delaware General Corporation Law, the Board adopts and approves an amendment to the Series D Certificate to replace Section 7(a) in its entirety with the following:

                  "Section 7. Conversion. Holders of shares of Series D Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series D Preferred Stock shall have the right, at his, her or its option, at any time after March 14, 2002, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price and by surrender of such shares so to be converted by the holder thereof, such surrender to be made in the manner



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         provided in paragraph (b) of this Section (7); provided, however, that the right to convert shares called for redemption pursuant to Section
         (5) shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making prompt payment of the amount payable upon such redemption. Any share of Series D Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series D Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series D Preferred Stock evidencing the remaining interest of such holder."

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Series D Certificate to be signed by Allen E. Smith, its President, and attested by Lorena G. Turner, its Assistant Secretary, on May 31, 1997.

                                                     By: /s/ Allen E. Smith
                                                         -----------------------
                                                         Allen E. Smith
                                                         President

Attest:

/s/ Lorena G. Turner
-----------------------
Lorena G. Turner
Assistant Secretary